Exhibit 99.1

HOUSTON AMERICAN ENERGY TO ADJOURN ITS

ANNUAL MEETING TO THURSDAY, JULY 22, 2021

Houston, TX – June 10, 2021 – Houston American Energy Corp. (NYSE American: HUSA) today announced that it plans to adjourn its annual meeting of stockholders (the “Annual Meeting”), originally scheduled to be held on June 15, 2021, at 10:00 a.m., central time, until Thursday, July 22, 2021 at 10:00 a.m., central time.

No changes have been, or are expected to be, made to the record date or the proposals to be brought before the Annual Meeting, which proposals are presented in the previously distributed proxy statement. The Company has determined to adjourn the Annual Meeting in order to provide additional time to solicit proxies with respect to the proposals presented to the stockholders for approval, including specifically Proposal 2 to amend the Company’s certificate of incorporation to increase the Company’s authorized shares from 12,000,000 to 20,000,000 shares. Although nearly 90% of the shares represented by proxies received to date have approved Proposal 2, the number of votes in favor of the proposal has yet to reach a majority of the Company’s outstanding common stock, which is required for passage.

The Company’s board of directors recommends a vote in favor of Proposal 2 for the reasons described in the proxy statement, including the need to have sufficient authorized common stock in order to permit the future issuance of common stock to support the growth and expansion of the Company.

The Company encourages any stockholder that has not yet voted its shares or is uncertain if their shares have been voted to contact their broker or bank. The board of directors and management respectfully requests stockholders as of the record date, April 26, 2021, to please vote their proxies as soon as possible. Stockholders who have previously submitted their proxy or otherwise voted for the Annual Meeting and who do not want to change their vote need not take any action.

About Houston American Energy Corp.

Based in Houston, Texas, Houston American Energy Corp. is a publicly-traded independent energy company with interests in oil and natural gas wells, minerals and prospects. The company’s business strategy includes a property mix of producing and non-producing assets with a focus on the Permian Basin in Texas, Louisiana and Colombia.

For additional information, view the company’s website at www.houstonamerican.com or contact Houston American Energy Corp. at (713) 222-6966.